EXHIBIT 10.15

Office Centre Service Agreement (Venture House, Arlington Square, Downshire Way, Bracknell, United Kingdom) commencing March 1, 2008

REGUS Business Centre Service Agreement

Service Agreement Type:	x Office	Agreement Date:	October 24, 2007
Pivotal Ref No:

Bracknell, Arlington Square		Business Centre Bank Details
Address	Venture House, Arlington Square, Downshire Way	Bank Name	National Westminster Bank Plc
Address	Bracknell, RG12 1WA	Sort code:	60 23 40
Address	United Kingdom	Account number:	65735331

Client Details (not a Regus Centre address)
Company Name:	Convera Technologies International Ltd	Company Number
Address:	Radlus Court Eastern Rd,	Contact Name:	Ian Fletcher
City:	Bracknell	Title:
Postal Code:	RG12 2UP	Telephone:	01344 781800
Email Address:	rsullivan@convera.co.uk	Fax:
Emergency Contact:		Emergency Phone:

Invoicing details (if different)
Company Name:	Contact Name:
Address:	Title:
City:	Telephone:
Postal Code:	Fax:

The standard fee (excluding VAT)
Office Number	Market Office Price per Month £	Monthly Office Price £	Number of workstations	Total per Month £	Comments
135	£6,310.00	£4,732.50	12 to 15	£4,732.50	321’ offer Price
133	£2,290.00	£1,717.50	4 to 5	£1,717.50	321’ offer Price
				£0.00
				£0.00
				£0.00
				£0.00
				£0.00
		Total per Month £		£6,450.00

Initial Payment	Monthly Office Payment	£6,450.00
	Security Deposit 2	£12,900.00
__Check if Renewal	17.5% VAT	£1,128.75
	Total Initial Payment	£20,478.75
Monthly Payment:	Total Monthly Payment (excl. of services)	£7,578.75

Length of Agreement	Start date (DD/MM/YY):	1st March 2008	End date (DD/MM/YY)	28th Feb 2009

Comments
Office at ‘321’ offer price and FREE rent Feb 08 pending prompt confirmation of order. Price also includes; rent, utility bills - all electricity, air conditioning, lighting, heating, power, rates, furniture (desk, pedestal, telephone & chair), daily cleaning, service charges, reception and services, business centre manager and supporting team, on site deli restaurant, top of the range security, 24 hour access to the centre, maintenance, free team parking subject to availability, visitors and disabled parking spaces, buildings insurance, access to Regus business lounges globally. IT & Telecoms as per Regus service guide.

__Check here if you do not consent to Regus processing data in accordance with Claude 27 of this agreement.

We are REGUS (UK) LIMITED of 3000 Hillswood Drive, Chertsey, Surrey, KT16 ORS.

This Agreement incorporates our terms of business set out on attached Terms of Business which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. Note that the Agreement does not come to an end automatically. See “Bringing your Agreement to an end”

Name (printed) /s/Graham Charlesworth	Name (printed) Sarah Simmons
Title (printed) Vice President	Title (printed) General Manager
Date (DD/MM/YY) 25/10/2007	Date (DD/MM/YY) 24/10/2007
SIGNED on your behalf (Client)	SIGNED on our behalf

Contact: 0870 880 8484 www.regus.com Regus

USING REGUS BUSINESS CENTRES
1.We are Regus (UK) Limited. These are our terms of business. They apply to the service agreement which you have signed (which we refer to simply as your agreement). Your agreement supersedes any previous agreement you may have with us for the same services and contains all terms we have agreed.

STANDARD SERVICES INCLUDED IN YOUR STANDARD FEE
2.  Furnished office accommodation: We are to provide the number of serviced and fully furnished rooms for which you have agreed to pay in the business centre stated in your agreement. Your agreement lists the rooms we have initially allocated for your use. You will have a non-exclusive right to the rooms allocated to you. Occasionally we may need to allocate different rooms, but these will be of equivalent size and we will try to agree these with you in advance.
3.  Office services: We are to provide during normal opening hours Monday to Friday the services listed in the relevant service description(s) and available on request. We are happy to discuss special arrangements for use of these services outside our normal opening hours. All of the optional services are subject to the availability of our centre staff at the time of any service request. We will endeavor to deal with a service request at the earliest opportunity, but will not be held responsible for any delay.
If in our opinion, we decide that a request for any particular Business Service is excessive, we reserve the right to charge an additional fee at our usual published rates based on the time taken to complete the service.

USING THE ACCOMMODATION
4.  On moving In: You will be asked to sign an inventory of all accommodation, furniture and equipment you are permitted to use, together with a note of its condition, and details of the keys or entry cards Issued to you. You may only have as many people working in your accommodation as there are workstations.
5.  The nature of your business: You must only use the accommodation for office purposes, and only for the business stated in your agreement or subsequently agreed with us. Office use of a "retail" nature, involving frequent visits by members of the public, is not permitted. You must not carry on a business which competes with our business of providing serviced office accommodation. You must not solicit Regus clients either directly or indirectly. You must not use the name Regus in any way in connection with your business.
6.  Your name and address: You may only carry on that business in your name or some other name that we previously agree. At your request and cost we will include that name in the house directory at the business centre, where this is available, You must not put up any signs on the doors to your accommodation or anywhere else which is visible from outside the rooms you are using,
7.  Taking care of our property: You must take good care of all parts of the business center, its equipment, fixtures, fittings and furnishings which you use. You must not alter any part of it. You are liable for any damage caused by you or those in the business centre with your permission or at your invitation.
8.  Office furniture and equipment: You must not install any furniture or office equipment, cabling, IT or telecoms connections without our consent, which we may refuse at our absolute discretion.
9.  Keys and security: Any keys or entry cards which we let you use remain our property at all times. You must not take any copies of them or allow anyone else to use them without our consent. Any loss must be reported to us immediately and you must pay the cost of replacement keys or cards and or changing locks, if required. If you are permitted to use the business centre outside normal working hours it is your responsibility to lock the doors to your accommodation and to the business centre when you leave.
10.  Comply with the law: You must comply with all relevant laws and regulations in the conduct of your business, You must do nothing illegal. You must not do anything that may interfere with the use of the business centre by us or by others, cause any nuisance or annoyance, Increase the insurance premiums we have to pay or cause loss or damage to us (Including to our reputation) or to the owner of any Interest In the building which contains the business centre.
11.  Comply with house rules: You must comply with any house rules which we impose generally on users of the business centre whether for reasons of health and safety, fire precautions or otherwise.
12.  Insurance: It is your responsibility to arrange insurance for your own property which you bring into the business centre and for your own liability to your employees and to third parties.

PROVIDING THE SERVICES
13,  Access to your accommodation: We can enter your accommodation at any time. However, unless there is an emergency we will as a matter of courtesy try to inform you in advance when we need access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. We will also respect security procedures to protect the confidentiality of your business.
14.  At the start of your agreement: if for any reason we cannot provide the accommodation stated in your agreement by the date when your agreement Is due to start we have no liability to you for any .loss or damages but you may cancel the agreement without penalty. We will not charge you the standard fee for accommodation you cannot use until it becomes available.
15.  Our liability: We are not liable for any loss as a result of our failure to provide a service as a result of mechanical breakdown, strike, delay, failure of staff, termination of our Interest in the building containing the· business centre or otherwise unless we do so deliberately or are negligent. We are also not liable for any failure until you have told us about it and given us a reasonable time to put right.
You agree (a) that we will not have any liability for any loss, damage or claim which arises as a result of, or in connection with, your agreement and/or your use of the services except to the extent that such loss, damage, expense or claim is directly attributable to our deliberate act or our negligence (our liability); and (b) that our liability will be subject to the limits set out in the next paragraph.
We will not in any circumstances have any liability for loss of business, loss of profits, loss of anticipated savings, loss of or damage to data, third party claims or any consequential loss. We strongly advise you to Insure against all such potential loss, damage expense or liability. We will be liable:
•	without limit for personal injury or death;
•	up to a maximum of £1 million (for anyone event or series of connected events) for damage to personal property;
•	up to a maximum equal to 125% of the total fees paid under your agreement up to
   the date on which the claim in question arises or £50,000 (whichever Is the higher), in   respect of all other losses, damages expenses or claims,
16.  REGUSNET: We do not make any representations as to the security of our network (or the Internet) or of any information which you place on it. You should adopt whatever security measures (such as encryption) you believe are appropriate to your circumstances. We cannot guarantee that a particular degree of availability will be attained in connection with your use of the services,
You hereby warrant to us that, in the course of our provision of tile RegusNet services to you, you will not nor will you cause us to, infringe the rights of any third party (such as, but not limited to, using their logo without consent on your website). You will comply with the RegusNet Rules available on request.
We warrant that the services shall be provided and performed in a professional and workmanlike manner and shall conform to the description of the services set out in the relevant service description(s). If we fail to provide the services as warranted, your sole and exclusive remedy shall be the remedy of such failure by us within a reasonable time after written notice. This warranty is in lieu of all other terms, conditions and warranties, whether express or implied by usage, custom, statute or otherwise, appertaining to the services and manner in which we perform our obligations and exercise our rights.
17.  Suspension of services: We may by notice suspend the provision of services (Including access to the accommodation) for reasons of political unrest, strikes, or other events beyond our reasonable control, in which event payment of the standard fee will also be suspended for the same period.

YOUR AGREEMENT
18.  The nature of your agreement: Your agreement is the commercial equivalent of an agreement for accommodation in a hotel. The whole of the business centre remains our property and in our possession and control. We are giving you no Interest In property just the right to share with us the use of the business centre so that we can provide the services to you. The agreement Is personal to you and cannot be transferred to anyone else. We may transfer the benefit of your agreement and our obligations under it at any time.
19.  Duration: Your agreement lasts for the period stated in it and will then automatically be renewed for successive periods of equal to the current term but no less than 3 months until brought to an end by you or us. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be the then market price. In all other respects your agreement will renew on the same terms and conditions.
20.  Bringing your agreement to an end: Either of us can terminate your agreement at the end date stated In It, or at the end of any extension or renewal period, by giving at least three months' notice to the other,
However, If your agreement, extension or renewal Is for three months or less and one of us wishes to terminate it, the notice period Is two months or (If shorter) one week less than the period stated in it.
21.  Ending your agreement immediately: We may put an end to your agreement immediately by giving you notice if:
. you become insolvent, go Into liquidation or become unable to pay your debts as
. they fall due,
. you are In breach of one of your obligations which cannot be put right or which we have given you notice to put right and which you have failed to put right within
. fourteen days of that notice, or
. your conduct, or that of someone at the business centre with your permission or at your invitation is incompatible with ordinary office use.
If we put an end to the agreement for any of these reasons it does not put an end to any then outstanding obligations you may have and you must:
. pay for additional services you have used
. pay the standard fee for the remainder of the period for which your agreement would have lasted had we not ended It, or (If longer) for a further period of three months, and
. Indemnify us against all reasonable and proper costs and losses we Incur as a result of the termination.
22.  If the business center is not available:: In the unlikely event that we are no longer able to provide the services and accommodation at the business centre stated in your agreement then your agreement will end and you will only have to pay standard fees up to the date It ends and for the additional services you have used. We will try to find suitable alternative accommodation for you at another Regus business centre.
23.  When your agreement ends: Upon your departure or if you, at your option, choose to relocate to a different accommodation within the business centre a flat fee (£75.00 per workstation/cube) will be assessed to cover the routine cost of repainting and redecorating the accommodation to return It to Its original condition In addition to general maintenance to the common areas of the business centre In which you have had access. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If you leave any of your own property in the business centre we may dispose of it In any way we chose without owing you any responsibility for it or any proceeds of sale.
In order to transition your mail and telephone calls from the· business centre, you will be automatically entered into a continuation agreement with us on our standard terms at the time for 3 months. Current contract terms and pricing can be obtained through your Regus centre.
If you continue to use the accommodation when your agreement has ended:
• you are responsible for any loss, claim or liability we Incur as a result of your failure to vacate on time
• we may, at our discretion, permit you an extension subject to a surcharge on the standard fee.
24.  Employees: While your agreement is in force and for a period of six months after it ends, you must not solicit or offer employment to any of our staff. If you do, our loss will be deemed to be the equivalent of one year's salary for each of the employees concerned and you must pay us damages equal to that amount.
25.  Notices: All formal notices must be in writing.
26.  Confidentiality: The terms of your agreement are confidential. Neither of us must disclose them without tile other's consent unless required to do so by law or an official authority. This obligation continues after your agreement ends.
27,  Data Protection: We will not process, disclose or transfer (Including outside the EEA to other countries which are part of our International network from time to time) any personal data which we hold on or In relation to you provided unless we consider It to be reasonable and to ensure that It Is used only to fulfill your obligations under this agreement or for work assessment and fraud prevention or to make available Information about new or beneficial products or services,
28:   English law applies: English law applies to your agreement. We both accept the exclusive jurisdiction of the English Courts.

FEES
29.  Standard services: All ·fees plus VAT are payable in respect of the services to be provided during the following month In advance In full on the 25th day (or such other day as we designate) of each month. For a period of less than a month, the fees will be applied on a dally basis.
30.  Pay-as-you-Use services: Fees for pay-as-you-use services plus VAT are payable in accordance with our published rates from time to time In arrears on the 25th day (or such other day as we designate) of the month following the calendar month In which the pay-as-you-use services were provided.
31.  Security Deposit: You will be required to pay a security deposit equivalent to 60 days standard service fee on entering into your agreement. This will be held by us as security for performance of all your obligations under your agreement. The deposit, or any balance after deducting, for example, any costs of reinstatement of assets or Information technology or
Telecommunications infrastructure incurred by us, will be returned to you no earlier than 60 days after you have vacated the premises. The payment of the security deposit shall not affect Regus' right to demand payment at any time In respect of any amounts due under this agreement and accordingly you will have no right to Insist on an offset at any time against outstanding fees
32.  Late payment: If you do not pay fees when due; we may charge interest at the rate of 2% per month on the amounts outstanding. If you dispute any part of an Invoice you must pay the amount not in dispute by the due date. We also reserve the right to withhold services (including for the avoidance of doubt, denying you access to your accommodation) while there are any outstanding fees and Interest or you are in breach or your agreement.
33.  Annual Increase: For agreements of more than 12 months, we will increase your current standard service fee on each and any annual anniversary of the start date of your agreement by 4% or RPI, whichever is greater, over the previous year.